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Exhibit 10.8
EXECUTION COPY

SEPARATION AGREEMENT

        THIS SEPARATION AGREEMENT (the "Agreement"), dated as of September 7, 2006, is entered into by and between Chipotle Mexican Grill, Inc., a Delaware corporation ("Chipotle"), and McDonald's Corporation, a Delaware corporation ("McDonald's").

RECITALS

        WHEREAS, McDonald's has owned a majority of the common stock of Chipotle since February 1998;

        WHEREAS, McDonald's has determined that it is in the best interests of McDonald's to dispose of its remaining beneficial interest in the Chipotle Class B Common Stock (as defined below), through an income tax-free exchange of such Chipotle Class B Common Stock for outstanding shares of the common stock, $.01 par value per share, of McDonald's, in order, among other things, to enable McDonald's to focus its financial and management resources on the McDonald's brand, and that a separation from Chipotle will afford Chipotle increased flexibility and decision-making power to pursue its own strategic objectives;

        WHEREAS, McDonald's and Chipotle have taken or will take various actions in connection with the Separation (as defined below), including filing the Registration Statement (as defined below) and entering into the Ancillary Agreements (as defined below);

        WHEREAS, it is the intention of McDonald's and Chipotle that, for United States federal income tax purposes, the Separation shall qualify as a transaction that is generally tax- free under Section 355 of the Internal Revenue Code of 1986, as amended (the "Code"); and

        WHEREAS, McDonald's and Chipotle desire to reflect their agreement with respect to certain other matters relating to the Separation.

AGREEMENTS

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged by this Agreement, McDonald's and Chipotle, for themselves, their successors and assigns, agree as follows:

ARTICLE I

DEFINITIONS

        As used in this Agreement, the following terms will have the following meanings, applicable both to the singular and the plural forms of the terms described:

        "AAA" has the meaning ascribed thereto in Section 8.08 of this Agreement.

        "Action" shall mean any claim, demand, action, cause of action, suit, countersuit, arbitration, litigation, inquiry, proceeding or investigation before any Governmental Authority or any arbitration or mediation tribunal or authority.

        "Addendum to the Services Agreement" shall mean the addendum to the Services Agreement entered into between McDonald's and Chipotle dated as of June 30, 2006, as such addendum may be amended and supplemented from time to time.

        "Affiliate" shall mean, with respect to any specified Person, any other Person that is a Subsidiary of such specified Person, any other Person of which such specified Person is a Subsidiary, and any other Person that is a Subsidiary of the same Person of which such specified Person is a Subsidiary; provided, however, that, for purposes of this Agreement, neither Chipotle nor any Person that is a Subsidiary of Chipotle shall be deemed to be an Affiliate of McDonald's, and neither McDonald's nor any Person that is a Subsidiary of McDonald's that is not a Subsidiary of Chipotle shall be deemed to be an Affiliate of Chipotle.

        "Agreement" has the meaning ascribed to it in the preamble to this Agreement, as such agreement may be amended and supplemented from time to time in accordance with the terms hereof.

        "Ancillary Agreements" shall mean the License Agreement, the Registration Rights Agreement, the Services Agreement, the Addendum to the Services Agreement, the Transition Services Agreement and the Tax Allocation Agreement, each entered into on or prior to the date hereof between McDonald's and Chipotle and, where applicable, the other parties thereto.

        "Chipotle" has the meaning ascribed thereto in the preamble to this Agreement.

        "Chipotle Annual Incentive Plan" has the meaning ascribed thereto in Section 4.02 of this Agreement.

        "Chipotle 401(k)" has the meaning ascribed thereto in Section 4.03 of this Agreement.

        "Chipotle Business" shall mean the businesses and operations of the Chipotle Group and shall include, without limitation, the Mexican Grill Business.

        "Chipotle Capital Stock" shall mean all classes or series of stock of Chipotle and all options, warrants, derivatives, rights to acquire stock, and other interests and instruments taken into account for purposes of determining a Fifty-Percent or Greater Interest in Chipotle.

        "Chipotle Class B Common Stock" shall mean shares of class B common stock of Chipotle, par value $0.01 per share.

        "Chipotle Group" shall mean Chipotle and each of its Affiliates, and any other entity that may become part of its Group from time to time.

        "Chipotle Employee" shall mean any individual (i) actively employed by, or on leave of absence from the Chipotle Group on the Separation Date; (ii) designated as a Chipotle Employee by mutual agreement of Chipotle and McDonald's; or (iii) a former employee of the Chipotle Group.

        "Chipotle Indemnified Party" has the meaning ascribed thereto in Section 7.02 of this Agreement.

        "Chipotle Medical Plan" has the meaning ascribed thereto in Section 4.05 of this Agreement.

        "Chipotle Participants" has the meaning ascribed thereto in Section 4.03 of this Agreement.

        "Code" has the meaning ascribed thereto in the recitals to this Agreement. Any references herein to sections of the Code shall include any successor provisions thereto.

        "Confidential Information" has the meaning ascribed thereto in Section 3.02 of this Agreement.

        "Crew" shall mean hourly-compensated restaurant-level employees.

        "Dispute Notice" has the meaning ascribed thereto in Section 8.08 of this Agreement.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any successor statute.

        "Fifty-Percent or Greater Interest" shall mean a "50-percent or greater interest" for purposes of Sections 355(d) and (e) of the Code and the Treasury Regulations promulgated thereunder.

        "Final Determination" shall mean a final settlement with a Tax authority that is binding on all Parties or, if applicable, a final judicial decision upon the expiration of the time for the decision to be appealed, with respect to the items in question.

        "Governmental Authority" shall mean any federal, state, local or foreign court, government, commission, department, agency or other regulatory, administrative or governmental authority.

        "Group" shall mean the Chipotle Group and/or the McDonald's Group as the context requires.

        "Highest Combined Tax Rate" shall mean the sum of the Highest Federal Tax Rate and the Highest State and Local Tax Rate.

        "Highest Federal Tax Rate" for the taxable year in question shall mean (i) in the case of a corporation, the highest U.S. federal income Tax rate applicable to such corporation during such year; and (ii) in the case of a Person other than a corporation, the highest U.S. federal income Tax rate that would be applicable to such Person or the beneficial owner(s) of such Person during such year.

        "Highest State and Local Tax Rate" for the taxable year in question shall mean (i) in the case of a corporation, the average, weighted by jurisdiction, of the highest U.S. state and local income, franchise, and gross receipts Tax rates that would be applicable to such corporation (net of any U.S. federal income Tax benefit) during such year; and (ii) in the case of a Person other than a corporation, the highest U.S. state and local income Tax rates (net of any U.S. federal income Tax benefit) that would be applicable to such Person or the beneficial owner(s) of such Person during such year.

        "Indemnified Party" has the meaning ascribed thereto in Section 7.02 of this Agreement.

        "Indemnifying Party" shall mean Chipotle, for any indemnification obligation arising under Section 7.01 and McDonald's, for any indemnification obligation arising under Section 7.02.

        "Information" shall mean all information, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including non-public financial information, studies, reports, records, books, work papers, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, blueprints, diagrams, models, samples, flow charts, data (including computer data), disks, tapes, computer programs or software, marketing plans and other technical, financial, legal, employee or business information or data.

        "IPO" shall mean the initial public offering of Chipotle that closed on January 31, 2006.

        "IRS" shall mean the U.S. Internal Revenue Service.

        "Liability" shall mean all debts, obligations, judgments, suits, Losses, damages, fines, excise taxes and penalties, absolute or contingent, matured or unmatured, liquidated or unliquidated, foreseen or unforeseen, on- or off-balance sheet, joint, several or individual, asserted or unasserted, accrued or unaccrued, known or unknown, whenever arising, including those arising under or in connection with any law, or other pronouncements of Governmental Authorities constituting an Action, order or consent decree of any Governmental Authority or any award of any arbitration tribunal, and those arising under any contract, guarantee, commitment or undertaking, whether sought to be imposed by a Governmental Authority, private party, or a Party, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, or otherwise, and including any costs, expenses, interest, attorneys' fees, disbursements and expense of counsel, expert and consulting fees, fees of third party administrators, and costs related thereto or to the investigation or defense thereof.

        "License Agreement" shall mean the license agreement entered into between McDonald's and Chipotle dated as of June 30, 2006, as such agreement may be amended and supplemented from time to time.

        "Loss" shall mean any claim, demand, complaint, damages, loss, liability, cost or expense arising out of, relating to or in connection with, any Action.

        "McDonald's" has the meaning ascribed thereto in the preamble to this Agreement.

        "McDonald's Action" shall mean (i) any transaction with respect to the stock or assets of McDonald's or any of its Affiliates, other than any transaction or deemed transaction with respect to the stock of Chipotle; or (ii) the breach of any representation or covenant made by McDonald's with respect to McDonald's or any of its Affiliates in connection with any opinion of counsel regarding the Tax-Free Status.

        "McDonald's Business" shall mean the business and operations of the McDonald's Group.

        "McDonald's/Chipotle Medical Insurance Plan" has the meaning ascribed thereto in Section 4.05 of this Agreement.

        "McDonald's Information" has the meaning ascribed thereto in Section 7.01(c) of this Agreement.

        "McDonald's Excess Benefit Plan" shall mean the McDonald's Excess Benefit and Deferred Bonus Plan.

        "McDonald's Group" shall mean McDonald's and each of its Affiliates, and any entity that may become part of such Group from time to time.

        "McDonald's Indemnified Parties" has the meaning ascribed thereto in Section 7.01 of this Agreement.

        "McDonald's Information" has the meaning ascribed thereto in Section 7.01 of this Agreement.

        "McDonald's Profit Sharing Plan" shall mean the McDonald's Corporation Supplemental Profit Sharing and Savings Plan.

        "Mexican Grill Business" shall mean the business of Chipotle so designated in the Representation Letter delivered by Chipotle on or prior to the date of this Agreement in connection with the opinion letter of Cleary Gottlieb Steen & Hamilton LLP with respect to the Tax-Free Status.

        "Parties" means both Chipotle and McDonald's, and "Party" means one of them as the context indicates.

        "Person" shall mean an individual or a partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, or other entity, without regard to whether such entity is treated as disregarded for U.S. federal income Tax purposes.

        "Proposed Acquisition Transaction" shall mean a transaction or series of transactions (or any agreement, understanding, or arrangement, within the meaning of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, to enter into a transaction or series of transactions), as a result of which:

  (i)
  Chipotle would merge or consolidate with any other Person in a transaction in which any Person or any group of Persons would be treated for purposes of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder as acquiring (directly or indirectly) an amount of Chipotle Capital Stock that would, when combined with any other changes in ownership of Chipotle Capital Stock pertinent for purposes of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder (including, without limitation the IPO, the Secondary Offering, any other relevant transactions concluded on or before the Separation Date, and any transactions that may be covered by safe harbors in such Treasury Regulations), comprise 46 percent or more of (x) the value of all outstanding Chipotle Capital Stock; or (y) the total combined voting power of all outstanding Chipotle Capital Stock, determined in accordance with Section 355(e) of the Code and the Treasury Regulations promulgated thereunder; or

  (ii)
  any Person or any group of Persons would (directly or indirectly) acquire an amount of Chipotle Capital Stock that would, when combined with any other changes in ownership of Chipotle Capital Stock pertinent for purposes of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder (including, without limitation the IPO, the Secondary Offering, any other relevant transactions concluded on or before the Separation Date, and any transactions that may be covered by safe harbors in such Treasury Regulations), comprise 46 percent or more of (x) the value of all outstanding Chipotle Capital Stock; or (y) the total combined voting power of all outstanding Chipotle Capital Stock, determined in accordance with Section 355(e) of the Code and the Treasury Regulations promulgated thereunder.

For purposes of determining whether a transaction constitutes an indirect acquisition for purposes of the first sentence of this definition, any recapitalization resulting in a shift of voting power or value or any redemption of shares of stock shall be treated as an indirect acquisition or disposition of shares of stock, as applicable, by the non-exchanging shareholders. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and the Treasury Regulations promulgated thereunder and shall be interpreted accordingly by McDonald's in good faith.

        "Registration Rights Agreement" shall mean the registration rights agreement entered into among McDonald's, Chipotle and certain other shareholders of Chipotle dated as of January 31, 2006, as such agreement may be amended and supplemented from time to time.

        "Registration Statement" shall mean the registration statement filed with the SEC by Chipotle on Form S-4 in connection with the Separation, as amended as of its effective date.

        "Relevant Proceeding" has the meaning ascribed thereto in Section 2.06 of this Agreement.

        "Representation Letters" shall have the meaning ascribed thereto in Section 2.02 of this Agreement.

        "Retention Period" shall have the meaning ascribed thereto in Section 3.06 of this Agreement.

        "SEC" shall mean the U.S. Securities and Exchange Commission.

        "SEC Documents" has the meaning ascribed thereto in Section 7.01 of this Agreement.

        "Secondary Offering" shall mean the offering of Chipotle stock by McDonald's and other shareholders of Chipotle that closed on May 24, 2006.

        "Securities Act" shall mean the Securities Act of 1933, as amended, or any successor statute.

        "Separation" shall mean the transaction consisting of the following steps:

  (i)
  the distribution by McDonald's of the Chipotle Class B Common Stock held by it to electing shareholders of McDonald's in exchange for McDonald's common stock held by them; and

  (ii)
  in the event that less than all of the Chipotle Class B Common Stock held by McDonald's is distributed to holders of McDonald's common stock pursuant to the transaction described in the preceding step, the distribution of the remainder of the Chipotle Class B Common Stock held by McDonald's to the holders of McDonald's common stock on a pro rata basis.

        "Separation Date" shall mean the date on which the final step of the Separation shall be effected, such date to be determined by, or under the authority of, McDonald's in its sole and absolute discretion.

        "Services Agreement" shall mean the services agreement entered into between McDonald's and Chipotle dated as of January 31, 2006, as such agreement may be amended and supplemented from time to time (including the Addendum to the Services Agreement).

        "Subsidiary" shall mean, with respect to a specified Person, a partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, or other entity at least 50 percent of the outstanding voting or equity interests of which are owned by such specified Person or by one or more other Subsidiaries of such specified Person.

        "Tax" shall mean any tax, assessment, duty, fee, or other charge imposed or collected by any government or political subdivision thereof or any tax authority thereunder, including but not limited to, any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, premium, guarantee fund, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, minimum, alternative minimum, estimated or other tax (including any assessment, duty, fee or other charge in the nature of or in lieu of any such tax), and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

        "Tax Advisor" shall mean a law or accounting firm of national standing in the United States in the field of U.S. taxation selected by McDonald's.

        "Tax Allocation Agreement" shall mean the tax allocation agreement between McDonald's and Chipotle originally dated as of June 2004, as subsequently amended, as such agreement may be amended and supplemented from time to time.

        "Tax-Free Status" shall mean the qualification of the Separation and related transactions as an exchange and/or distribution in which no gain or loss is recognized, and no amount is includible in income, for U.S. federal income Tax purposes (except in each case in respect of cash received in lieu of fractional shares).

        "Tax Indemnified Party" has the meaning ascribed thereto in Section 2.06 of this Agreement.

        "Tax-Related Losses" shall mean (i) all U.S. federal, state, and local Taxes payable pursuant to any Final Determination or otherwise; (ii) all reasonable professional fees and expenses incurred in connection with such Taxes and all reasonable external costs and expenses incurred in connection with any Relevant Proceedings (including, without limitation, all fees and expenses of counsel to McDonald's as selected by McDonald's in its sole discretion, provided that such fees and expenses are reasonable as compared to such counsel's fees for other similar matters); and (iii) all costs, expenses, and damages associated with shareholder litigation or the settlement of shareholder disputes that could reasonably result in shareholder litigation, including, but not limited to, any amount paid by any Person in respect of the liability of shareholders, whether paid to shareholders, the IRS, any other Tax authority, or any other Person; in each case, arising from the Separation and related transactions failing to have Tax-Free Status in any manner.

        "Treasury Regulations" shall mean U.S. Treasury regulations issued under the Code. Any references herein to sections of the Treasury Regulations shall include any successor provisions thereto.

        "Third-Party Claim" has the meaning ascribed thereto in Section 7.04 of this Agreement.

        "Transition Services Agreement" shall mean the transition services agreement entered into between McDonald's and Chipotle dated as of June 30, 2006, as such agreement may be amended and supplemented from time to time.

        "Unqualified Tax Opinion" shall mean an unqualified "will" opinion of a Tax Advisor, which opinion is acceptable to McDonald's and on which McDonald's may rely to confirm that a transaction will not affect the Tax-Free Status, including confirmation that the transaction will not give rise to any applicable penalties or additions to Tax. Any such opinion may assume that the Separation and related transactions would have qualified for Tax-Free Status had the transaction in question not occurred.

        "Ventures 401(k) Plan" shall mean the McDonald's Ventures 401(k) Plan.

ARTICLE II

TAX-FREE STATUS

        Section 2.01. Determinations by McDonald's. Except as otherwise specifically provided hereunder, all determinations required under this Article will be made by McDonald's in good faith taking into account, among other factors, the goal of reducing Tax-Related Losses.

        Section 2.02. Tax-Free Status. Chipotle acknowledges and agrees that McDonald's will control the process of obtaining any rulings or other formal advice from relevant Tax authorities in respect of the Tax-Free Status, the Separation, or any transaction related to the Separation or the Tax-Free Status, and that Chipotle will not have any communications with any relevant Tax authorities in respect of the Tax-Free Status, the Separation, or any transaction related to the Separation or the Tax-Free Status without the prior written consent of the chief legal and tax officers of McDonald's. Chipotle shall promptly execute and cause to be delivered to any Tax Advisor any representation letters ("Representation Letters") that the Tax Advisor provides to it and understands that such letter or letters may be relied upon by the Tax Advisor in rendering an opinion or opinions on the Tax-Free Status and related matters and/or obtaining any such ruling or formal advice; provided, however, that Chipotle will not be required to execute or deliver any Representation Letter unless Chipotle has first been permitted to review the substance of such Representation Letter and correct any factual errors contained therein, and such Representation Letter does not subject Chipotle or the Mexican Grill Business to any restrictions that (i) are a material addition to the restrictions contained in this Agreement; or (ii) are not reasonably related to preserving the Tax-Free Status. Chipotle shall represent that, subject to any qualifications therein which are acceptable to the Tax Advisor, all information contained in its Representation Letters that concerns or relates to it or any Chipotle Affiliate is true, correct and complete. Chipotle shall also make commercially reasonable efforts to take such other actions as may be necessary or desirable to obtain any such ruling, formal advice, or opinion as the Tax Advisor may reasonably request.

        Section 2.03. Maintaining Status of Active Business. Chipotle agrees that, from the date hereof until the first day after the second anniversary of the Separation Date, it shall maintain the status of the Mexican Grill Business as an active trade or business, as defined in Section 355(b)(2) of the Code and the Treasury Regulations promulgated thereunder, that is part of, or treated as part of, the Chipotle legal entity for U.S. federal income Tax purposes.

        Section 2.04. Maintaining Relative Voting Rights. Chipotle agrees that (a) from the date hereof until the first day after the second anniversary of the Separation Date (or such later date as may be specified in any ruling or other formal advice from relevant Tax authorities in respect of the Tax-Free Status, the Separation, or any transaction related to the Separation or the Tax-Free Status, if such later date has been communicated by McDonald's to Chipotle), it shall not amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a shareholder vote or otherwise, if such action or amendment would affect the relative voting rights of any separate classes of Chipotle Capital Stock (including, without limitation, through the conversion of one class of Chipotle Capital Stock into another class of Chipotle Capital Stock); and (b) after such period and before the first day after the fifth anniversary of the Separation Date, it will only take such an action if:

  (i)
  Chipotle shall have requested that McDonald's obtain a private letter ruling from the IRS and McDonald's shall have received such a ruling in form and substance satisfactory to McDonald's that confirms that the Tax-Free Status will be preserved, taking into account such action and other transactions in the aggregate;

  (ii)
  Chipotle shall have provided McDonald's with an Unqualified Tax Opinion in form and substance satisfactory to McDonald's that confirms that the Tax-Free Status will be preserved, taking into account such action and other transactions in the aggregate; or

  (iii)
  the chief legal and tax officers of McDonald's shall have provided Chipotle with a written waiver of the requirement to obtain such ruling or opinion.

        In determining whether such a ruling or opinion is satisfactory, McDonald's may consider, among other factors, the appropriateness of any underlying assumptions and representations made in connection with such ruling or opinion. Chipotle shall bear all costs and expenses of securing any such ruling or opinion and shall reimburse McDonald's for all reasonable external costs and expenses that it may incur in good faith in seeking to obtain or evaluate any such ruling or opinion (including, without limitation, all fees and expenses of counsel to McDonald's as selected by McDonald's in its sole discretion, provided that such fees and expenses are reasonable as compared to such counsel's fees for other similar matters). For the avoidance of doubt, Chipotle hereby confirms that it has no current plan, intention, or expectation that any action will be taken affecting the relative voting rights of any separate classes of Chipotle Capital Stock.

        Section 2.05. Limits on Proposed Acquisition Transactions. Chipotle agrees that, from the date hereof until the first day after the second anniversary of the Separation Date, it shall not:

        (a)   enter into any Proposed Acquisition Transaction, approve any Proposed Acquisition Transaction (whether for purposes of Section 203 of the Delaware General Corporation Law, as amended, any similar corporate statute, any "fair price" or other provision of Chipotle's restated charter or restated bylaws or otherwise) or, to the extent Chipotle has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur (whether by redeeming rights under a shareholder rights plan, finding a tender offer to be a "permitted offer" under any such plan, or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction);

        (b)   liquidate or partially liquidate;

        (c)   sell or otherwise transfer in a single transaction or series of transactions 50 percent or more of the gross or net assets of the Mexican Grill Business or 50 percent or more of the consolidated gross or net assets of Chipotle and the Chipotle Affiliates (such percentages to be measured based on fair market value as of the Separation Date);

        (d)   redeem or otherwise repurchase (directly or through a Chipotle Affiliate) any Chipotle Capital Stock (excluding forfeitures of the 102,222 unvested shares of restricted stock held by Montgomery F. Moran on the date hereof); or

        (e)   take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Representation Letters, or any rulings, formal advice, or opinion described in Section 2.02 above), which in the aggregate (taking into account any other transactions described in this Section) would be reasonably likely to have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire, directly, or indirectly, Chipotle Capital Stock representing a Fifty-Percent or Greater Interest in Chipotle or otherwise jeopardize the Tax-Free Status;

unless prior to taking any such action set forth in the foregoing clauses (a) through (e):

          (i)    Chipotle shall have requested that McDonald's obtain a private letter ruling from the IRS and McDonald's shall have received such a ruling in form and substance satisfactory to McDonald's that confirms that the Tax-Free Status will be preserved, taking into account such action and other transactions in the aggregate;

          (ii)   Chipotle shall have provided McDonald's with an Unqualified Tax Opinion in form and substance satisfactory to McDonald's that confirms that the Tax-Free Status will be preserved, taking into account such action and other transactions in the aggregate; or

          (iii)  the chief legal and tax officers of McDonald's shall have provided Chipotle with a written waiver of the requirement to obtain such ruling or opinion.

        In determining whether such a ruling or opinion is satisfactory, McDonald's may consider, among other factors, the appropriateness of any underlying assumptions and representations made in connection with such ruling or opinion. Chipotle shall bear all costs and expenses of securing any such ruling or opinion and shall reimburse McDonald's for all reasonable external costs and expenses that it may incur in good faith in seeking to obtain or evaluate any such ruling or opinion (including, without limitation, all fees and expenses of counsel to McDonald's as selected by McDonald's in its sole discretion, provided that such fees and expenses are reasonable as compared to such counsel's fees for other similar matters).

        Section 2.06. Indemnity.

        (a)   Subject to subsections (b) through (f) of this Section, Chipotle shall be responsible for, and shall indemnify and hold McDonald's and McDonald's Affiliates (each, a "Tax Indemnified Party") harmless against, any Tax-Related Losses that are attributable to or result from any one or more of the following:

          (i)    The direct or indirect acquisition of all or a portion of any Chipotle Capital Stock and/or its assets (or any transaction or series of transactions that is deemed to be such an acquisition for purposes of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder) by any means whatsoever by any Person or group of Persons.

          (ii)   Any negotiations, understandings, agreements, or arrangements by Chipotle, any Chipotle Affiliate, or any of their direct or indirect shareholders, with respect to transactions or events (including, without limitation, stock issuances pursuant to the exercise of stock options or otherwise, option grants, capital contributions or acquisitions, or a series of such transactions or events) that cause the Separation and related transactions to be treated as part of a plan pursuant to which one or more Persons acquire directly or indirectly a Fifty-Percent or Greater Interest in Chipotle (including, without limitation, with respect to transactions or events after the second anniversary of the Separation Date).

          (iii)  Any amendment to Chipotle's certificate of incorporation (or other organizational documents) or other action, whether through a shareholder vote or otherwise, that affects the relative voting rights of any separate classes of Chipotle Capital Stock (including, without limitation, through the conversion of one class of Chipotle Capital Stock into another class of Chipotle Capital Stock), regardless of whether such action is covered by a ruling or Unqualified Tax Opinion described in subsections (i) or (ii), respectively, of Section 2.04.

          (iv)  Any act or failure to act by Chipotle or any Chipotle Affiliate described in Section 2.05 hereof, regardless of whether such act or failure to act is covered by a ruling or Unqualified Tax Opinion described in subsections (i) or (ii), respectively, of Section 2.05.

          (v)   Any breach by Chipotle of its agreements or representations set forth in Sections 2.02, 2.03, 2.04 and 2.05 hereof.

        (b)   For purposes of calculating the amount and timing of any Tax-Related Loss in connection with any Tax payable by a Tax Indemnified Party, such loss shall be calculated by assuming that such Tax Indemnified Party pays income Tax at the Highest Combined Tax Rate in effect in each relevant taxable year and that the income arising in connection with the Tax-Related Loss is the only item of income, deduction, credit, or loss for such year. In addition, the amount of any Tax-Related Loss shall include the amount of any Taxes attributable to any payment made under Section 2.06(a) or Section 2.06(b), and shall be reduced to take into account any Tax benefit that is attributable to the items underlying the Tax-Related Loss, in each case as calculated by McDonald's in good faith, with the goal of assuring that the net payment leaves the Tax Indemnified Party in the same after-Tax position that it would have been in had no Tax-Related Loss been incurred. Notwithstanding the foregoing, if the Tax payable by a Tax Indemnified Party is payable at a rate that is lower than the Highest Combined Tax Rate, as determined by McDonald's in good faith, then the amount of applicable Tax-Related Loss shall be computed using such lower rate. Chipotle shall pay McDonald's or such other applicable Tax Indemnified Party the amount of any such Tax-Related Loss for which Chipotle is responsible under this Section by the later of (i) one business day before payment is due from McDonald's or such other Tax Indemnified Party; and (ii) three business days from Chipotle's receipt of notice from a Tax Indemnified Party that such party has incurred a Tax-Related Loss for which Chipotle is responsible under this Section 2.06.

        (c)   McDonald's shall control the conduct and resolution of any audit, litigation, contest, dispute, negotiation, or other proceeding with the IRS, any other Tax authority, any shareholder, or any other Person in respect of any Tax-Related Loss (which shall include, without limitation, the power to select counsel in its sole discretion); provided, however, that (i) McDonald's shall keep Chipotle informed of any audit, litigation, contest, dispute, negotiation, or other proceeding with the IRS, any other Tax authority, any shareholder, or any other Person in respect of any Tax-Related Loss that Chipotle could be required to indemnify pursuant to this Section (a "Relevant Proceeding"); (ii) McDonald's shall consult with Chipotle regarding any potential compromise or settlement of a Relevant Proceeding; (iii) Chipotle shall not be required to indemnify any Tax Indemnified Party in respect of any compromise or settlement of a Relevant Proceeding unless Chipotle has provided prior written consent to the compromise or settlement, which consent shall not be unreasonably withheld or delayed; and (iv) Chipotle shall not be required to indemnify any Tax Indemnified Party in respect of any Tax-Related Loss comprising fees, costs, or expenses of counsel retained or employed by McDonald's in connection with a Relevant Proceeding unless such counsel is Cleary Gottlieb Steen & Hamilton LLP or another law firm of national standing in the United States experienced in such matters.

        (d)   Notwithstanding Section 2.06(a), Chipotle shall not be required to indemnify any Tax Indemnified Party against any Tax-Related Loss that is attributable to (i) any action that would not have caused a failure of the Separation to qualify for Tax-Free Status but for a McDonald's Action; (ii) any action for which Chipotle has received the prior written consent of the chief legal and tax officers of McDonald's, provided that Chipotle has fully complied with any conditions to such consent; or (iii) any action that is required by the terms of this Agreement or the Ancillary Agreements.

        (e)   In the event that Chipotle makes any payment to a Tax Indemnified Party in respect of Tax-Related Losses under this Section 2.06, and the Tax-Related Losses actually incurred by such Tax Indemnified Party (i) are less than the payments made by Chipotle to such Tax Indemnified Party in respect of such Tax-Related Losses; or (ii) are reimbursed or otherwise recovered by such Tax Indemnified Party from a third party other than a member of the Chipotle Group, then, in either such case, the Tax Indemnified Party shall promptly remit to Chipotle the excess of the amounts received from Chipotle by such Tax Indemnified Party over the difference between (A) the Tax-Related Losses actually incurred by such Tax Indemnified Party; and (B) the amount of such Tax-Related Losses reimbursed or otherwise recovered by such Tax Indemnified Party from such third party, increased by the amount of any Taxes attributable to such reimbursement or recovery and reduced to take into account any Tax benefit that is attributable to any payment under this Section 2.06(e), in each case as calculated by McDonald's in good faith, with the goal of assuring that the net payment under this Section 2.06 leaves the Tax Indemnified Party in the same after-Tax position that it would have been in had no Tax-Related Loss been incurred.

        (f)    The indemnity provided under this Section shall be the sole and exclusive remedy for McDonald's in respect of Tax-Related Losses.

ARTICLE III

ACCESS TO INFORMATION; CONFIDENTIALITY

        Section 3.01. Other Agreements Providing for Exchange of Information; License Agreement. Notwithstanding anything to the contrary in this Agreement, nothing in this Article shall be construed in any way to limit or otherwise affect any rights or obligations of the Parties under the Transition Services Agreement, the License Agreement or any other Ancillary Agreement and, for the avoidance of doubt, the rights and obligations granted under this Article remain subject to any additional provisions, specific limitations or qualifications relating to the use, sharing, exchange or confidential treatment of Information set forth in the Transition Services Agreement, the License Agreement or such Ancillary Agreement as the case may be.

        Section 3.02. Confidential Information. Each Party covenants and agrees to hold in trust and maintain confidential all Confidential Information relating to the other Party or its Group. "Confidential Information" shall mean all Information disclosed by either Party or its Group to the other in connection with this Agreement, but shall not include (a) information which becomes generally available other than by release in violation of the provisions of this Section; (b) information which becomes available on a nonconfidential basis to a Party from a source other than the other Party, provided the Party in question reasonably believes that such source is not or was not bound to hold such information confidential; (c) information acquired or developed independently by a Party without violating this Section or any other confidentiality agreement with the other Party; and (d) any information that any Party reasonably believes it is required to disclose by law (including applicable securities or tax laws and regulations), provided that such Party first notifies the other Party of such requirement and allows such Party a reasonable opportunity to seek, at its own expense, a protective order or other appropriate remedy to prevent such disclosure. Without prejudice to the rights and remedies of either Party, a Party shall be entitled to equitable relief by way of an injunction if the other Party breaches or threatens to breach any provision of this Section.

        Section 3.03. Access to Information.

        (a)   During the Retention Period, each of Chipotle and McDonald's shall cooperate with the other Party and afford the other Party reasonable access upon reasonable advance written request to all Information (other than Information created after the Separation Date (i) the disclosure of which would have the effect of waiving a legal privilege; or (ii) which is the subject of a confidentiality agreement between a Party and a third party which prohibits disclosure to such other Party, provided that such Party shall use all commercially reasonable efforts to obtain such third party's consent to disclosure of such information) reasonably requested (x) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities or tax laws and regulations) by a Governmental Authority having jurisdiction over the requesting Party; (y) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory or other similar requirements; or (z) to comply with its obligations under this Agreement or any Ancillary Agreement. All such Information shall be provided promptly.

        (b)   Each Party will use its good faith efforts to ensure that Information provided to the other Party under this Section is accurate and complete; provided, however, that no Party shall have any liability to any other Person in the event Information provided pursuant to this Section is found to be inaccurate absent gross negligence or willful misconduct by the Party providing such Information. Each Party shall make its employees and facilities available and accessible during normal business hours and on reasonable prior notice to provide an explanation of any Information provided hereunder by such Party.

        (c)   The Party requesting Information agrees to reimburse the other Party for all reasonable out-of-pocket costs, if any, of creating, gathering and copying such Information to the extent such costs are incurred for the benefit of the requesting Party.

        (d)   The Parties intend that any transfer of Information that would otherwise potentially be subject to an applicable legal privilege shall not operate as a waiver of such privilege.

        Section 3.04. Accounting Information. In each case without limiting the generality of Section 3.03:

        (a)   Until the end of the first full fiscal year occurring after the Separation Date (and for a reasonable period of time afterwards as required for McDonald's to prepare consolidated financial statements or complete a financial statement audit for any period during which the financial results of the Chipotle Group were consolidated with those of the McDonald's Group), Chipotle shall use commercially reasonable efforts, consistent with past practice, to enable McDonald's to meet its timetable for dissemination of its financial statements and enable McDonald's auditors to timely complete their annual audit and quarterly reviews of financial statements. As part of such efforts, to the extent necessary for the preparation of financial statements or completing an audit or review of financial statements or an audit of internal control over financial reporting, (i) Chipotle agrees to authorize its auditors to make available to McDonald's auditors, within a reasonable time prior to the date of McDonald's auditors' opinion or review report, both (x) the personnel who performed or will perform the annual audits and quarterly reviews of Chipotle's; and (y) work papers related to such annual audits and quarterly reviews, to enable McDonald's auditors to perform any procedures they consider necessary to take responsibility for the work of Chipotle's auditors as it relates to McDonald's auditors' opinion or report; and (ii) until all governmental audits are complete and the applicable statute of limitations for tax matters has expired, Chipotle shall provide access during normal business hours for McDonald's internal auditors, counsel and other designated representatives to (i) the premises of Chipotle and its subsidiaries and all Information (and duplicating rights) within the knowledge, possession or control of Chipotle and its subsidiaries; and (ii) the officers and employees of Chipotle and its subsidiaries, so that McDonald's may conduct reasonable audits relating to the financial statements provided by Chipotle and its subsidiaries.

        (b)   In order to enable the principal executive officer(s) and principal financial officer(s) of McDonald's to make any certifications required of them under Sections 302 or 906 of the Sarbanes-Oxley Act for (i) McDonald's Quarterly Report on Form 10-Q for the quarter ending September 30, 2006, (ii) McDonald's Annual Report on Form 10-K for the year ending December 31, 2006, or (iii) to the extent necessary, any amended or restated Quarterly Report on Form 10-Q or Annual Report on Form 10-K for any period ending on or before December 31, 2006, Chipotle shall, within a reasonable period of time following a request from McDonald's in anticipation of filing such reports, cause its principal executive officer(s) and principal financial officer(s) (as such terms are defined in the rules and regulations of the Securities and Exchange Commission) to provide McDonald's with certifications of such officers with respect to the periods for which McDonald's consolidated financial statements included in such filing incorporate Chipotle's results of operations or other financial information or information derived from such information. Such certifications shall be provided in substantially the same form and manner as such Chipotle officers provided prior to the Separation Date (reflecting any changes in certifications necessitated by the Separation and any other transactions related thereto), or as otherwise agreed upon between the Parties.

        Section 3.05. Future Litigation and Other Proceedings. In the event that Chipotle (or any of its officers or directors) or McDonald's (or any of its officers or directors) at any time after the date hereof initiates or becomes subject to any Action with respect to which the Parties have no prior agreements (as to indemnification or otherwise), the Party (and its officers and directors) that has not initiated and is not subject to such Action shall comply, at the other Party's expense, with any reasonable requests by the other Party for assistance in connection with such Action (including by way of providing Information and making available employees as witnesses). In the event that Chipotle (or any of its officers or directors) and McDonald's (or any of its officers or directors) at any time after the date hereof initiate or become subject to any Action with respect to which the Parties have no prior agreements (as to indemnification or otherwise), each Party (and its officers and directors) shall, at its own expense, coordinate its strategies and actions with respect to such Action to the extent such coordination would not be detrimental to its interests and shall comply, at the expense of the requesting Party, with any reasonable requests of the requesting Party for assistance in connection therewith (including by way of provision of Information and making available of employees as witnesses). The Parties shall cooperate and consult and shall cause its Group to cooperate and consult, to the extent reasonably necessary, with respect to any Actions and any claims with respect thereto. The provisions of this Section shall not, however, apply to any Action in which McDonald's or any member of the McDonald's Group, on the one hand, and Chipotle or any member of the Chipotle Group, on the other hand, are parties and may be adverse to one another in such Action, except to the extent agreed among such parties.

        Section 3.06. Record Retention. McDonald's and Chipotle shall preserve and keep all of their respective books and records in the possession or control of such Party or its Group, whether in electronic form or otherwise, for no less than the later of (i) the period required by such Party's record retention policy as in effect as of the Separation Date; or (ii) any period as may be required by any laws, regulations or rulings promulgated thereunder of any jurisdiction (or of any political subdivision or taxing authority thereof) (the "Retention Period"), at such Party's sole cost and expense.

        Section 3.07. Ownership of Information. Any Information owned by a Party that is provided to a requesting Party hereunder shall be deemed to remain the property of the providing Party. Except as specifically set forth herein, nothing herein shall be construed as granting or conferring rights of license or otherwise in any such Information.

ARTICLE IV

MATTERS RELATING TO EMPLOYEES

        Section 4.01 Assumption of Liabilities Relating To Employees.

        (a)   As of the Separation Date, except as otherwise explicitly provided for in this Agreement or any Ancillary Agreement, Chipotle shall, or shall cause one or more members of the Chipotle Group to, assume and retain, and Chipotle hereby agrees to pay, perform, fulfill and discharge, in due course in full, all Liabilities with respect to the employment, service, termination of employment or termination of service of all Chipotle Employees, former Chipotle Employees, their dependents and beneficiaries, and other service providers (including any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker or nonpayroll worker of any member of the Chipotle Group or in any other employment, non-employment or retainer arrangement or other relationship with any member of the Chipotle Group), in each case to the extent arising in connection with or as a result of employment with or the performance of services for any member of the Chipotle Group, except for any Liability under an option awarded to any such person by McDonald's to purchase common stock of McDonald's.

        (b)   From time to time after the Separation, Chipotle shall promptly reimburse McDonald's, upon McDonald's reasonable request, for any costs or expenses paid by McDonald's or its Affiliates in connection with the transfer of the Transferred Accounts (as defined below) pursuant to Section 4.03, to the extent such costs or expenses are or have been made pursuant to this Agreement the responsibility of Chipotle or its Affiliates. From time to time after the Separation, McDonald's shall promptly reimburse Chipotle, upon Chipotle's reasonable request, for any out-of-pocket costs or expenses paid by Chipotle or its Affiliates in connection with the transfer of the Transferred Accounts (as defined below) pursuant to Section 4.03, to the extent such costs or expenses are or have been made pursuant to this Agreement the responsibility of McDonald's or its Affiliates.

        Section 4.02 Transfers of Employment.

        Chipotle shall be responsible for paying the full year amount of any bonus earned during 2006, consistent with Chipotle's Annual Incentive Plan (the "Chipotle Annual Incentive Plan"), to any employees whose employment is transferred on or prior to the Separation Date from McDonald's to Chipotle.

        Section 4.03 The Ventures 401(k) Plan.

        (a)   Establishment of the Chipotle 401(k). Effective as of the Separation Date, Chipotle shall establish a defined contribution plan and trust (the "Chipotle 401(k)") for the benefit of Chipotle Employees. Chipotle shall be responsible for taking all necessary, reasonable and appropriate action to establish, maintain and administer the Chipotle 401(k) so that it is qualified under Section 401(a) of the Code and that the related trust thereunder is exempt under Section 501(a) of the Code. Except as otherwise explicitly provided for in this Agreement, Chipotle shall be responsible for any and all Liabilities and other obligations with respect to the Chipotle 401(k).

        (b)   Transfer of Ventures 401(k) Plan Assets.

          (i)    As soon as reasonably practicable following the Separation Date, McDonald's shall cause the accounts (including any outstanding loan balances) in the Ventures 401(k) Plan attributable to Chipotle Participants (as hereinafter defined) and, upon mutual agreement of the parties, such accounts of Ventures 401(k) Plan participants who are former Chipotle Employees ("Transferred Accounts") and all of the assets in the Ventures 401(k) Plan related thereto to be transferred in cash to the Chipotle 401(k); provided, however, that the Ventures 401(k) Plan shall not transfer (A) any account for a Chipotle Participant to which there is credited any after tax contributions, (B) any account for an alternate payee pursuant to a qualified domestic relations order that relates to a Chipotle Participant or a former Chipotle Employee, (C) any account for a Chipotle Participant who is employed by more than one participating employer under the Ventures 401(k) as of the Separation Date, or (D) any forfeited amount under any account. As used herein, the term "Chipotle Participant" means a person who was employed by Chipotle as of the Separation Date and who has an account balance in the Ventures 401(k) Plan on the Separation Date.

          (ii)   Chipotle shall cause the Chipotle 401(k) to accept such transfer of the Transferred Accounts and underlying assets and, effective as of the date of such transfer, to assume and to fully perform, pay and discharge, all Liabilities of the Ventures 401(k) Plan relating to the Transferred Accounts, but only to the extent the assets related to any particular Transferred Account are actually transferred to the Chipotle 401(k), subject to the mutual indemnifications set forth in subsection (iv). The transfer of assets shall be conducted in accordance with Section 414(1) of the Code, Treasury Regulation Section 1.414(1)-1, and Section 208 of ERISA. McDonald's agrees, and shall cause its agents and independent contractors, to fully cooperate with Chipotle and Prudential or any other successor recordkeeper appointed for the Chipotle 401(k) (the "Chipotle 401(k) Recordkeeper") in the transfer of the Transferred Accounts and all related administrative and recordkeeping activities as reasonably necessary for the establishment and implementation of the Chipotle 401(k), and will provide or cause to be provided to Chipotle and the Chipotle 401(k) Recordkeeper any reasonably requested assistance or service related to such transfer to ensure a smooth transition to the Chipotle 401(k). Chipotle agrees, and shall cause its agents and independent contractors, to fully cooperate with McDonald's and Hewitt Associates or any other successor recordkeeper appointed for the Ventures 401(k)(the "Ventures 401(k) Recordkeeper") in the transfer of the Transferred Accounts and all related administrative and recordkeeping activities as reasonably necessary for such transfer, and will provide or cause to be provided to McDonald's and the Ventures 401(k) Recordkeeper any reasonably requested assistance or service related to such transfer to ensure a smooth transition to the Chipotle 401(k). Each party shall be responsible for expenses incurred by it, except that McDonald's shall pay and Chipotle shall reimburse McDonald's for fees charged by Hewitt Associates to effect such transfer.

          (iii)  Chipotle shall withdraw from the Ventures 401(k) Plan effective as of the last day of the last full payroll period for which McDonald's and Chipotle constitute a single employer for purposes of Section 401(a) of the Code (the "Withdrawal Date"). Chipotle shall continue to make all contributions, including employer and employee contributions, to the Ventures 401(k) Plan in accordance with the terms thereof with respect to compensation payable to Chipotle Employees for payroll periods ending on or prior to the Withdrawal Date. Chipotle shall commence making 401(k) contributions and matching contributions to the Chipotle 401(k) in accordance with the terms thereof effective with respect to compensation payable to Chipotle Employees for the first full payroll period ending after the date McDonald's and Chipotle no longer constitute a single employer for purposes of Section 401(a) of the Code.

          (iv)  Notwithstanding anything in Section 4.01 to the contrary, McDonald's shall indemnify and hold harmless Chipotle and the Chipotle 401(k) (including any fiduciary thereunder) for any Liability incurred as a result of the Ventures 401(k) Plan not being qualified under Section 401(a) of the Code, the trust thereunder not being qualified under Section 501(a) of the Code, or any failure of the Ventures 401(k) or the trust thereunder to comply with or otherwise satisfy any applicable requirement of ERISA. Notwithstanding anything in Section 4.01 to the contrary, Chipotle shall indemnify and hold harmless McDonald's and the Ventures 401(k)(including any fiduciary thereunder) for any Liability incurred as a result of the Chipotle 401(k) Plan not being qualified under Section 401(a) of the Code, the trust thereunder not being qualified under Section 501(a) of the Code, or any failure of the Chipotle 401(k) or the trust thereunder to comply with or otherwise satisfy any applicable requirement of ERISA. The indemnification described in this paragraph shall be subject to and interpreted in accordance with the provisions of Article VII of this Agreement, and the Chipotle 401(k) and its fiduciaries and the Ventures 401(k) and its fiduciaries shall constitute "Indemnified Parties" to the extent such term would be applicable in interpreting this Section 4.03(b)(iv).

        (c)   Ventures 401(k) Representations and Warranties. On behalf of the Ventures 401(k) Plan, McDonald's represents and warrants that McDonald's has administered and operated the Ventures 401(k) and the trust thereunder in compliance with all applicable requirements of ERISA and the Code. The Ventures 401(k) has received a favorable determination letter from the Internal Revenue Service relating to its qualified status. To the knowledge of McDonald's, the Ventures 401(k) is so qualified and, as of the Withdrawal Date, no such determination letter has been revoked. There have been no "prohibited transactions" within the meaning of Section 4975 of the Code or Section 406 of ERISA involving the Transferred Accounts or the assets thereunder.

        (d)   Chipotle 401(k) Representations and Warranties On behalf of the Chipotle 401(k) Plan, Chipotle represents and warrants that Chipotle will administer and operate the Chipotle 401(k) and the trust thereunder in compliance with all applicable requirements of ERISA and the Code. Chipotle will apply for and take all commercially reasonable steps necessary to obtain a favorable determination letter from the Internal Revenue Service concerning the qualified status of the Chipotle 401(k).

        Section 4.04    Non-Qualified Plans for Certain Highly Paid Chipotle Employees. No liabilities under the McDonald's Excess Benefit Plan or the McDonald's Profit Sharing Plan shall be assumed by Chipotle, other than liabilities for which Chipotle is already responsible with respect to deferrals and matching allocations under those plans prior to the Withdrawal Date. Chipotle Employees who participate in the McDonald's Excess Benefit Plan and the McDonald's Profit Sharing Plan shall be deemed to have a separation from service on the date that Chipotle and McDonald's cease to constitute a single employer under Code Section 414(b) and (c) of the Code and distributions to those Chipotle Employees shall be paid in accordance with the terms of those Plans. McDonald's shall continue crediting additional deferrals, including matching allocations under the McDonald's Excess Benefit Plan, on behalf of participants in that Plan who are Chipotle Employees with respect to compensation payable for full payroll periods ending on or prior to the Withdrawal Date and shall not credit any deferrals under that Plan on behalf of such Chipotle Employees for any subsequent period.

        Section 4.05 Establishment of the Chipotle Medical Plan. Prior to the Separation, McDonald's and one or more of its Affiliates maintains a medical insurance plan (the "McDonald's Corporation Health Plan") for the benefit of eligible McDonald's and Affiliate employees and Chipotle has been a participating employer under that plan. Effective as of the earlier of November 1, 2006 or the first day of the month following the month in which the Separation Date occurs (the "Effective Date"), Chipotle will adopt, for the benefit of Chipotle's eligible employees, a new medical plan (the "Chipotle Medical Plan"). Coverage will continue under the McDonald's Corporation Health Plan for eligible Chipotle Employees and their dependents through the last day of the month prior to the month in which the Effective Date occurs. Except as otherwise explicitly provided for in this Agreement, neither McDonald's nor the McDonald's Corporation Health Plan shall be liable for any medical expenses incurred on or after the Effective Date by Chipotle Employees (and their dependents) or for any other Liability of the Chipotle Medical Plan. As of the Effective Date, medical coverage under the Chipotle Medical Plan will be provided for the benefit of Chipotle's eligible employees subject only to the following:

        (a)   McDonald's or the McDonald's Corporation Health Plan will continue to be responsible for eligible claims incurred but not yet reported and/or paid under the Preferred Provider Organization (PPO) Options of the McDonald's Corporation Health Plan available to covered Chipotle Employees and their covered dependents (the "PPO Options") effective prior to the Effective Date (including responsibility for determination of appeals on any such claims) in each case, for one year after the claim was incurred; provided that, for these purposes, claims shall be deemed to be incurred on the date that the service is provided or any other expense arises. Such claims will continue to be processed through and according to the terms of the McDonald's Corporation Health Plan for Chipotle Employees and the McDonald's Corporation Welfare Benefit Trust (the "McDonald's Trust") and in accordance with the requirements of ERISA, including the claims procedure provisions set forth in ERISA Section 503 and the regulations thereunder. The one-year period shall be known as the "Run-Out Period."

        (b)   McDonald's or the McDonald's Corporation Health Plan will not be responsible for claims under the Health Maintenance Organization (HMO) Options available to Chipotle employees that are incurred but not reported prior to the Effective Date.

        (c)   Chipotle will pay McDonald's full monthly premiums for the months of coverage prior to the Effective Date and no additional premiums will be required thereafter for the Run-Out Period.

        (d)   At the end of the Run-Out Period, neither party shall be responsible to the other for any differentiation between the amount of premiums paid by Chipotle under the McDonald's Corporation Health Plan and the cost of paying any claims on behalf of Chipotle Employees and their covered dependents thereunder.

        (e)   Any subrogation rights or recovery rights with respect to mistaken payments or similar rights attributable to Run-Out Claims should inure to the benefit of McDonald's or the McDonald's Corporation Health Plan.

        (f)    Chipotle agrees to assume all Liabilities and responsibility for providing COBRA continuation coverage under Section 4980B of the Code and Sections 601 through 608 of ERISA (including compliance with any notice requirements) for all Chipotle Employees and their covered dependents who incur a qualifying event under the terms of McDonald's Corporation Health Plan for Chipotle Employees prior to the Effective Date or who incur a termination of employment from Chipotle in connection with the Separation prior to or after the Separation Date that constitutes a qualifying event within the meaning of Code Section 4980B(f)(3) and the regulations thereunder ("Qualified Beneficiaries"), subject to the following:

          (i)    McDonald's or the McDonald's Corporation Health Plan shall be responsible for claims incurred by Qualified Beneficiaries and their covered dependents under the PPO Options but not yet paid and/or reported prior to the Effective Date. Such claims shall be processed through and in accordance with the provisions of the McDonald's Corporation Health Plan for Chipotle Employees and the McDonald's Trust to the same extent as for similarly situated non-COBRA covered persons and in the manner described above in this Section 4.05.

          (ii)   Chipotle will assume, indemnify and hold harmless McDonald's and the McDonald's Corporation Health Plan from any Liabilities that arise under Section 4980B of the Code and Sections 601 through 608 of ERISA, interest and penalties, costs and expenses (including, without limitation any amounts required to be paid or incurred in connections with any action, suit, proceeding claim, appeal assessment or judgment) imposed or incurred by or against McDonald's and the McDonald's Corporation Health Plan by reason of or relating to any failure of Chipotle to comply with the continuation health care coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA, which failure occurred with respect to any Qualified Beneficiary prior to the Effective Date.

        Section 4.06. Interlocking Directors/Employees. If, as of the Separation Date, there are any persons who are members of the Board of Directors of Chipotle who are employed by McDonald's, then McDonald's shall use its best efforts to cause each such person to resign from Chipotle's Board of Directors promptly following the Separation Date.

ARTICLE V

COVENANTS AND OTHER MATTERS

        Section 5.01. Materials Indicating Prior Relationship. McDonald's and Chipotle, on behalf of their respective Groups, agree to take all commercially reasonable action to discontinue their respective uses as promptly as commercially reasonable of any printed material that indicates an ownership or other relationship between or among McDonald's and Chipotle that has changed, or will change, as a result of the Separation. Nothing in this Section shall prohibit the use of printed material containing appropriate and accurate references to such relationship or the Separation.

        Section 5.02. Use of Trademarks and Service Marks. Chipotle agrees to permit McDonald's to use any trademarks and service marks owned by any member of the Chipotle Group at no cost to McDonald's in McDonald's annual report to shareholders or similar documents and in documentation relating to any rights or obligations of McDonald's under any Ancillary Agreement, provided, however, that McDonald's shall only use such trademarks and service marks in a manner approved in advance by Chipotle, such approval not to be unreasonably withheld, and McDonald's shall not use any such trademarks or service marks in any annual report to shareholders or similar document that relates to any period following McDonald's fiscal year ending December 31, 2006, except as is necessary to comply with any applicable securities disclosure rules. Notwithstanding the foregoing, Chipotle acknowledges and agrees that McDonald's may continue to make fair use of the Chipotle wordmark as permitted by applicable law.

        Section 5.03. Non-Solicitation of Employees. McDonald's and Chipotle, on behalf of their respective Groups, each agree not to solicit or recruit, without the other Party's express written consent, the other Party's employees (excluding Crew), which shall include any non-Crew employees of such Group, for a period of two years following the Separation Date. This prohibition on solicitation does not apply to actions taken by either Party (a) solely as a result of an employee's affirmative response to a general recruitment effort carried out through a public or general solicitation; (b) as a result of an employee's initiative; or (c) if any such individual has been terminated by the other Party for any reason prior to the initiation of any such solicitation.

        Section 5.04. Corporate Opportunities.

        (a)   Each of McDonald's and Chipotle agree that it is the explicit intent of the Parties that the provisions of this Agreement shall not be deemed to include any non-competition or other similar restrictive arrangements with respect to the range of business activities that may be conducted by the Parties hereto, subject to the restrictions imposed by Article II. Accordingly, subject to such restrictions, each of the Parties hereto acknowledges and agrees that nothing set forth in this Agreement shall be construed to create any explicit or implied restriction or other limitation on (i) the ability of any Party hereto to engage in any business or other activity which competes with the business of any other Party hereto; (ii) the ability of any Party to engage in any specific line of business or engage in any business activity in any specific geographic area; or (iii) the ability of any Party to conduct business or engage in other activities with any potential or actual supplier, customer or franchisee of any member of the other Party's Group.

        (b)   Each of McDonald's and Chipotle agrees that it is aware that from time to time certain business opportunities may arise that more than one of their respective Groups may be financially able to undertake and that are, by their nature, in the line of more than one Group's business and are of practical advantage to more than one Group. The Parties agree that, subject to any applicable terms and provisions of their respective constitutive documents, following the Separation Date, if either McDonald's or Chipotle acquires knowledge of an opportunity that meets the foregoing standard with respect to more than one Group, neither McDonald's nor Chipotle shall have any duty to communicate or offer such opportunity to the other and each may pursue or acquire such opportunity for itself, or direct such opportunity to any other Person.

        Section 5.05. Insurance. Each Party hereto acknowledges that, as of the Separation Date, McDonald's intends to take such action as it may deem necessary or desirable to remove the members of the Chipotle Group and their respective employees, officers and directors as insured parties under any policy of insurance issued to any member of the McDonald's Group by any insurance carrier in respect of periods from and after the Separation Date and that none of the foregoing may be entitled to make any claims for insurance thereunder either to the extent such claims are based upon conduct or injury or other events occurring from and after the Separation Date or to the extent such claims are precluded by the terms of any such policies. No member of the McDonald's Group shall be deemed to have made any representation or warranty as to the availability of any coverage under any such insurance policy.

        Section 5.06. Transfer Agent. Chipotle agrees to instruct its transfer agent to provide McDonald's with all share certificates and other information and otherwise to perform such actions as are reasonably required to complete the Separation on the basis specified in the Registration Statement.

        Section 5.07. Notice of Change in Accounting Principles. Chipotle agrees that, if a change in accounting principles would affect its historical financial statements for any period in which Chipotle's results of operations or other financial information are required to be included in McDonald's consolidated financial statements, (a) Chipotle shall not make or adopt any significant changes in its accounting estimates or accounting principles from those in effect on the Separation Date without McDonald's prior written consent, which shall not be unreasonably withheld, except for any such changes as are required by GAAP, which shall not require McDonald's consent; and (b) it shall consult with McDonald's and, if requested by McDonald's, McDonald's independent auditor with respect thereto (regardless of whether McDonald's consent thereto is required by subsection (a)).

        Section 5.08. Further Assurances. Prior to, on and after the Separation Date, each Party shall, and shall cause its Group to, cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, to take all actions as such Party may reasonably be requested to take by the other Party (including the obtaining of any approvals, consents or authorizations) consistent with the terms of this Agreement in order to effectuate the provisions and purposes of this Agreement. Notwithstanding the foregoing, no Party shall be required to make any payment or incur or become subject to any Liability in connection with the preceding sentence. Neither McDonald's nor Chipotle shall, and neither shall permit its respective Affiliates to, take or omit to take any action that would, directly or indirectly, have the effect of impairing the other Party's practical realization of the principal benefits and remedies (including any indemnification obligations) provided to it by this Agreement, including by way of a transfer of a significant amount of assets to another Person that does not assume the transferor's obligations hereunder or otherwise.

        Section 5.09. No Representations or Warranties. EACH PARTY, ON BEHALF OF ITSELF AND ALL MEMBERS OF ITS GROUP, UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, (A) NO MEMBER OF THE McDONALD'S GROUP, THE CHIPOTLE GROUP OR ANY OTHER PERSON IS MAKING ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, TO ANY PARTY OR ANY MEMBER OF ANY GROUP IN ANY WAY WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY OR THE BUSINESS, ASSETS, CONDITION OR PROSPECTS (FINANCIAL OR OTHERWISE) OF, OR ANY OTHER MATTER INVOVLVING, ANY ASSETS OF CHIPOTLE OR McDONALD'S, ANY LIABILITIES OF CHIPOTLE OR McDONALD'S, THE CHIPOTLE BUSINESS OR THE McDONALD'S BUSINESS; AND (B) EXCEPT AS SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NONE OF McDONALD'S, CHIPOTLE OR ANY MEMBER OF THE McDONALD'S GROUP OR THE CHIPOTLE GROUP OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE SEPARATION, THE ENTERING INTO OF THIS AGREEMENT AND THE ANCILLARY AGREEEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

        Section 5.10. Entry Into Force. The rights and obligations of each Party shall enter into force and effect as of 12:01 a.m., New York City time, on the date upon which McDonald's completes the distribution of the Chipotle Class B Common Stock pursuant to the split-off exchange offer described in the Registration Statement on Form S-4 filed by Chipotle on September 7, 2006. If such distribution has not taken place by December 1, 2006, this Agreement shall be terminated and be of no further force or effect.

ARTICLE VI

EXPENSES

        Section 6.01. Expenses. Except as expressly set forth in this Agreement or in any Ancillary Agreement, whether or not the Separation is consummated, McDonald's and Chipotle shall pay such fees and expenses incurred in connection with the consummation of the Separation and the other transactions contemplated in this Agreement as shall be separately agreed.

ARTICLE VII

INDEMNIFICATION; RELEASE; LIMITATION OF LIABILITY

        Section 7.01. Indemnification by Chipotle. Chipotle shall indemnify, defend, release and hold harmless McDonald's, to the fullest extent permitted by law, each member of the McDonald's Group and each of their respective directors, officers and employees, and each person who controls such member of the McDonald's Group within the meaning of the Securities Act or the Exchange Act, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "McDonald's Indemnified Parties"), from and against any and all Losses or Liabilities (including, but not limited to, reasonable attorney's fees and disbursements) incurred by, imposed upon or asserted against any of the McDonald's Indemnified Parties relating to, arising out of or resulting from any of the following items, regardless of whether arising from or alleged to arise from negligence, recklessness, violation of law, fraud, misrepresentation or otherwise (without duplication):

        (a)   the Chipotle Business, whether arising prior to, on or after the Separation Date;

        (b)   any breach by Chipotle or any member of the Chipotle Group of this Agreement; and

        (c)   any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or in any other registration statement, any prospectus or preliminary prospectus, any issuer free writing prospectus or any other report or document, including any Annual Report on Form 10-K, Quarterly Report on Form 10-Q or Current Report on Form 8-K, or in each case any amendment thereof or supplement thereto, filed with or furnished to the SEC by Chipotle prior to the Separation Date (collectively including the Registration Statement, the "SEC Documents"), or any omission or alleged omission to state a material fact required to be stated in any SEC Document or necessary to make the statements therein not misleading, except insofar as the same are caused by, contained in or omitted from (i) any information supplied in writing to Chipotle by McDonald's expressly for inclusion therein(1), or (ii) any Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K, any proxy statement, or any other document filed with the SEC by McDonald's and incorporated by reference in the Registration Statement (collectively, the "McDonald's Information"), provided that such McDonald's Information is not based upon information supplied to McDonald's by Chipotle expressly for inclusion therein.

(1)
McDonald's will provide a blood letter with respect to these items, which will reflect the blood letters previously provided to the underwriters in connection with the IPO and subsequent secondary offering.

        Unless and until a final and non-appealable judicial determination shall be made that McDonald's is not entitled to indemnification, Chipotle shall pay or reimburse McDonald's for all indemnified Losses and Liabilities as they are incurred; provided that if a final and non-appealable judicial determination shall be made that McDonald's is not entitled to be indemnified for such Losses or Liabilities, McDonald's shall promptly repay to Chipotle the amount of such Losses or Liabilities for which Chipotle shall have paid or reimbursed McDonald's.

        Section 7.02. Indemnification by McDonald's. McDonald's shall indemnify, defend, release and hold harmless Chipotle, to the fullest extent permitted by law, each member of the Chipotle Group and each of their respective directors, officers and employees, and each person who controls such member of the Chipotle Group within the meaning of the Securities Act or the Exchange Act, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Chipotle Indemnified Parties," and, together with McDonald's Indemnified Parties, the "Indemnified Parties"), from and against any and all Losses or Liabilities (including, but not limited to, reasonable attorney's fees and disbursements) incurred by, imposed upon or asserted against any of the Chipotle Indemnified Parties relating to, arising out of or resulting from any of the following items regardless of whether arising from or alleged to arise from negligence, recklessness, violation of law, fraud, misrepresentation or otherwise (without duplication):

        (a)   the McDonald's Business, whether arising prior to, on or after the Separation Date;

        (b)   any breach by McDonald's or any member of the McDonald's Group of this Agreement; and

        (c)   any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated in the McDonald's Information or necessary to make the statements in the McDonald's Information not misleading.

        Unless and until a final and non-appealable judicial determination shall be made that Chipotle is not entitled to indemnification, McDonald's shall pay or reimburse Chipotle for all indemnified Losses and Liabilities as they are incurred; provided that if a final and non-appealable judicial determination shall be made that Chipotle is not entitled to be indemnified for such Losses or Liabilities, Chipotle shall promptly repay to McDonald's the amount of such Losses or Liabilities for which McDonald's shall have paid or reimbursed Chipotle.

        Section 7.03. Insurance.

        (a)   Each of McDonald's and Chipotle shall use commercially reasonable efforts to collect any proceeds under its respective available and applicable third party insurance policies to which it or any of its Affiliates is entitled prior to seeking indemnification or contribution under this Agreement, where allowed; provided, however, that any such actions by an Indemnified Party will not relieve the Indemnifying Party of any of its obligations under this Agreement, including the Indemnifying Party's obligation to pay directly or reimburse the Indemnified Party for costs and expenses actually incurred by the Indemnified Party.

        (b)   The amount of any Loss subject to indemnification or contribution pursuant to this Agreement will be reduced by any amounts actually recovered (including insurance proceeds or other amounts actually recovered under insurance policies, net of any out-of-pocket costs or expenses incurred in the collection thereof), whether retroactively or prospectively, by the Indemnified Party from any third Person with respect to such Loss. If any Indemnified Party recovers an amount from a third Person in respect of any Loss for which indemnification is provided in this Agreement after the full amount of such indemnifiable Loss has been paid by an Indemnifying Party or after an Indemnifying Party has made a payment of such indemnifiable Loss and the amount received from the third Person exceeds the remaining unpaid balance of such indemnifiable Loss, then the Indemnified Party will promptly remit to the Indemnifying Party the excess (if any) of (i) the sum of the amount previously paid by such Indemnifying Party in respect of such indemnifiable Loss plus the amount received by such Indemnified Party from such third Person in respect of such indemnifiable Loss (after deducting any costs and expenses that have not yet been paid or reimbursed by the Indemnifying Party), over (ii) the full amount of such indemnifiable Loss. An insurer or other third Person who would otherwise be obligated to pay any Loss shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification and contribution provisions hereof, have any subrogation rights with respect thereto, it being understood and agreed that no insurer or any third Person shall be entitled to a "windfall" (i.e., a benefit it would not be entitled to receive in the absence of the indemnification and contribution provisions) by virtue of the indemnification and contribution provisions hereof.

        Section 7.04. Procedures for Indemnification of Third-Party Claims.

        (a)   If an Indemnified Party shall receive notice or otherwise learn of the assertion by any Person who is not a member of the McDonald's Group or the Chipotle Group of any claim, or of the commencement by any such Person of any Action, with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnified Party pursuant to Section 7.01 or Section 7.02, or any other Section of this Agreement (collectively, a "Third-Party Claim"), such Indemnified Party shall give such Indemnifying Party written notice thereof within 30 days after such Indemnified Party received notice of such Third-Party Claim. Notwithstanding the foregoing, the failure of any Indemnified Party or other Person to give notice as provided in this Section shall not relieve the related Indemnifying Party of its obligations under this Article, except to the extent that the Indemnifying Party has incurred any material loss caused by or arising out of such failure; provided, that the Indemnifying Party shall not be relieved of any such liability if it is has received notice of such Third-Party Claim other than from the Indemnified Party within such 30-day period.

        (b)   An Indemnifying Party may elect (but is not required) to assume the defense of and defend, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any Third-Party Claim. Within 30 days after the receipt of notice from an Indemnified Party in accordance with Section 7.04(a) (or earlier, if the nature of such Third-Party Claim so requires), the Indemnifying Party shall notify the Indemnified Party as to whether the Indemnifying Party will assume responsibility for defending such Third-Party Claim, which election shall specify any reservations or exceptions. If, in such notice, the Indemnifying Party elects to assume the defense of a Third-Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense solely of such Indemnified Party.

        (c)   If, in such notice, an Indemnifying Party elects not to assume responsibility for defending a Third-Party Claim, or fails to notify an Indemnified Party of its election as provided in Section 7.04(b), such Indemnified Party may defend such Third-Party Claim at the cost and expense of the Indemnifying Party; provided that, in the event of any such failure to notify, the Indemnifying Party may thereafter assume the defense of such Third-Party Claim upon notice to the Indemnified Party (but the cost and expense of such Indemnified Party in defending such Third-Party Claim incurred from the last day of the notice period under Section 7.04(b) until such date as the Indemnifying Party shall assume the defense of such Third-Party Claim shall be paid by the Indemnifying Party).

        (d)   Unless the Indemnifying Party has failed to assume the defense of the Third-Party Claim in accordance with the terms of this Agreement, no Indemnified Party may settle or compromise any Third-Party Claim without the consent of the Indemnifying Party.

        (e)   The Indemnifying Party shall have the right to compromise or settle a Third-Party Claim the defense of which it shall have assumed pursuant to Section 7.04(b) or Section 7.04(c) and any such settlement or compromise made or caused to be made of a Third-Party Claim in accordance with this Article shall be binding on the Indemnified Party, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise. Notwithstanding the foregoing sentence, the Indemnifying Party shall not have the right to admit culpability on behalf of the Indemnified Party and shall not compromise or settle a Third-Party Claim unless the compromise or settlement includes, as a part thereof, an unconditional release of the Indemnified Party from Liability with respect to such Third-Party Claim and does not require the Indemnified Party to make any payment that is not fully indemnified under this Agreement or to be subject to any non-monetary remedy, in each case without the express prior consent of the Indemnified Party (not to be unreasonably withheld or delayed).

        Section 7.05. Contribution. In the event that the foregoing indemnity is unavailable to either Party for any reason, the Party from whom such indemnity is sought agrees to contribute, in accordance with this Section, to any Losses incurred in connection with the transaction or transactions for which such indemnity is sought. For such Losses referred to in Section 7.01 or 7.02, as the case may be, the Party from which indemnity is sought shall contribute in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by the respective Parties. For any other Losses, and if the allocation provided by the immediately preceding sentence is unavailable for any reason, the Party from which indemnity is sought shall contribute in such proportion as is appropriate to reflect not only such relative benefit but also the relative fault of the Party from which indemnity is sought in connection with the statements, omissions or other conduct which resulted in such Losses, as well as any other relevant equitable considerations. The Parties agree that it would not be just and equitable if contribution were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above. The amount paid or payable by an indemnified Party as a result of any Loss in respect thereof shall be deemed to include, for purposes of this Section, any legal or other expenses reasonably incurred by such indemnified Party in connection with investigating or defending any such action or claim. No party guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any party who was not guilty of such fraudulent misrepresentation.

        Section 7.06. General Release.

        (a)   Chipotle for itself and on behalf of the Chipotle Group hereby releases, remises and forever discharges the McDonald's Group and any of their respective directors, officers, employees and representatives from any Losses, Liabilities, obligations or responsibilities for any and all past actions or from any or failures to take action, including any actions which may be deemed to have been negligent or grossly negligent, relating to, resulting from or arising out of the operation or conduct of any assets, businesses and operations managed or operated by, or operationally related or ancillary to, directly or indirectly, the Chipotle Business and the McDonald's Business, except for any Losses, Liabilities, obligations or responsibilities for any willful or intentional misconduct in the operation or conduct of the Chipotle Business or the McDonald's Business prior to the date hereof.

        (b)   McDonald's for itself and on behalf of the McDonald's Group hereby releases, remises and forever discharges the Chipotle Group and any of their respective directors, officers, employees and representatives from any Losses, Liabilities, obligation or responsibility for any and all past actions or failures to take action, including any actions which may be deemed to have been negligent or grossly negligent, relating or ancillary to, resulting from or arising out of the operation or conduct of any assets, businesses and operations managed or operated by, or operationally related to, directly or indirectly, the McDonald's Business and the Chipotle Business, except for any Losses, Liabilities, obligations or responsibilities for any willful or intentional misconduct in the operation or conduct of the Chipotle Business or the McDonald's Business prior to the date hereof.

        Section 7.07. No Effect on Tax Indemnity; Other Agreements. Except as otherwise explicitly provided in this Agreement, nothing in this Article shall be construed in any way to limit, or otherwise affect, any of the rights or obligations of the Parties under this Agreement, including under Articles II and IV hereof, or under any Ancillary Agreement or any other agreement heretofore entered into by the Parties, including any separate right to indemnification or contribution thereunder.

        Section 7.08. Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR AT LAW OR IN EQUITY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ITS GROUP FOR PUNITIVE, SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF BUSINESS PROFITS, LOSS OF DATA, LOSS OF USE, BUSINESS INTERRUPTION OR ANY OTHER LOSS) HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY, ARISING IN ANY WAY UNDER THIS AGREEMENT. THE FOREGOING LIMITATION SHALL NOT LIMIT EITHER PARTY'S OBLIGATIONS WITH RESPECT TO PAYMENT OF DAMAGES OF ANY KIND INCLUDED IN AN AWARD OR SETTLEMENT OF A THIRD PARTY CLAIM UNDER ANY INDEMNITY PROVISIONS SPECIFIED HEREIN.

ARTICLE VIII

MISCELLANEOUS

        Section 8.01. Entire Agreement; Third Party Beneficiaries. This Agreement and the Ancillary Agreements, taken together, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter hereof. Other than to the extent specified in Article II or elsewhere herein or in any Ancillary Agreement, neither this Agreement nor any Ancillary Agreement is intended to confer upon any Person other than the Parties to this Agreement or such Ancillary Agreement, respectively, any rights or remedies hereunder.

        Section 8.02. Effect on Prior Agreements. In the event there is any conflict between the provisions of this Agreement and provisions of prior written or oral agreements between McDonald's or its Affiliates and Chipotle or its Affiliates, the provisions of this Agreement shall govern and such provisions in such prior agreements are deemed to be amended so as to conform with this Agreement.

        Section 8.03. Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the Parties or any third party as creating a relationship of principal and agent, partnership or joint venture between the Parties, it being understood and agreed that no provision contained herein, and no act of the Parties shall be deemed to create any relationship between the Parties other than the relationship set forth herein.

        Section 8.04. Successors and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement may not be assigned by either Party by operation of law or otherwise without the express written consent of the other Party, which consent may be granted or withheld by such Party in its sole discretion. Any such assignment made without such consent shall be null and void for all purposes.

        Section 8.05. Survival of Covenants and Agreements. All covenants and agreements of the Parties contained in this Agreement shall enter into force and effect upon the signing of this Agreement, shall survive the Separation Date in perpetuity and shall be unaffected by any sale or other transfer by the McDonald's Group, on the one hand, or the Chipotle Group, on the other hand, of any of their respective assets or businesses or the assignment by the McDonald's Group, on the one hand, or the Chipotle Group, on the other hand, of any of their respective Liabilities.

        Section 8.06. Specific Performance. Each of McDonald's and Chipotle acknowledges and agrees that, from and after the Separation, in certain circumstances the breach by McDonald's or Chipotle or any of their respective Affiliates of a term or provision of this Agreement or any Ancillary Agreement will materially and irreparably harm the other Party, that monetary damages will accordingly be an inadequate remedy for any such breach, and that the non-defaulting Party, in its sole discretion and in addition to its rights under this Agreement or such Ancillary Agreement and any other remedies it may have at law or in equity, may apply to any court of law or equity of competent jurisdiction for specific performance and/or other injunctive relief in order to enforce or prevent any breach of the provisions of this Agreement. Such right to specific performance and injunctive or other equitable relief shall be in addition to any and all other rights and remedies at law or in equity, and such rights and remedies shall be cumulative. The Parties hereby agree that any defenses in any action for specific performance or injunctive relief that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

        Section 8.07. Waiver. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the Party entitled to enforce such term, but such waiver shall be effective only if it is in writing signed by a duly authorized officer of the Party against which such waiver is to be asserted. Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any Party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right or privilege under the Agreement operate as a waiver of any other right or privilege under this Agreement, nor shall any single or partial exercise of any right or privilege preclude any other or future exercise thereof or the exercise of any other right or privilege under this Agreement. No failure by either Party to take any action or assert any right or privilege hereunder shall be deemed to be a waiver of such right or privilege in the event of the continuation or repetition of the circumstances giving rise to such right unless expressly waived in writing by the Party against whom the existence of such waiver is asserted.

        Section 8.08. Mediation. Any dispute, controversy or claim arising out of this Agreement shall first be negotiated by the Chief Financial Officers of each Party, who shall negotiate in good faith to resolve such dispute. Such negotiations shall be commenced by the delivery of a notice of such dispute in writing ("Dispute Notice") by one Party to the other Party. If the Parties are unable to resolve such dispute within 30 days of the receipt of such Dispute Notice, then the dispute will be mediated by a mediator appointed pursuant to the mediation rules of the American Arbitration Association ("AAA"). Both Parties will share equally the administrative costs of the mediation and the mediator's fees and expenses, and each Party shall bear all of its other costs related to such mediation. The mediation shall take place in Cook County, Illinois or in whatever alternative forum the Parties mutually agree. If the Parties are unable to solve the dispute within 45 days of the appointment of the mediator pursuant to this Section, the Parties shall be free to pursue any other available remedies in connection with the dispute.

        Section 8.09. Notices. Any notice, instruction, direction or demand under the terms of this Agreement will be duly given upon delivery, if delivered by hand, facsimile transmission, or mail, to the following addresses:

        (a)   If to Chipotle, to:

      Chipotle Mexican Grill, Inc.
      1543 Wazee Street, Suite 200
      Denver, CO 80202
      Attn: Chief Operating Officer
      Fax: 303-390-5638

      with a copy to:

      Bryant S. Messner, Esq.
      Messner & Reeves, LLC
      1430 Wynkoop Street, Suite 400
      Denver, CO 80202

        (b)   If to McDonald's, to:

      McDonald's Corporation
      2915 Jorie Blvd.
      Oak Brook, IL 60523
      Attn: General Counsel
      Fax: 630-623-3512

or to such other addresses or telecopy numbers as may be specified by like notice to the other Party.

        Section 8.10. Governing Law. This Agreement shall be construed in accordance with and governed by the substantive internal laws of the State of Illinois.

        Section 8.11. Severability. If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid. Rather, the Agreement shall be construed as if not containing the particular invalid or unenforceable provision, and the rights and obligations of each Party shall be construed and enforced accordingly.

        Section 8.12. Amendment. This Agreement may only be amended by a written agreement executed by both Parties.

        Section 8.13. Headings. The article, section and other headings contained in this Agreement are inserted for the convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

        Section 8.14. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement.

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their duly authorized representatives.

CHIPOTLE MEXICAN GRILL, INC.
By:	/s/ JOHN R. HARTUNG
Name:	John R. Hartung
Title:	Chief Finance and Development Officer
MCDONALD'S CORPORATION
By:	/s/ MARY C. HEALY
Name:	Mary C. Healy
Title:	Corporate Senior Vice President-Finance

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SEPARATION AGREEMENT
RECITALS
AGREEMENTS
ARTICLE I DEFINITIONS
ARTICLE II TAX-FREE STATUS
ARTICLE III ACCESS TO INFORMATION; CONFIDENTIALITY
ARTICLE IV MATTERS RELATING TO EMPLOYEES
ARTICLE V COVENANTS AND OTHER MATTERS
ARTICLE VI EXPENSES
ARTICLE VII INDEMNIFICATION; RELEASE; LIMITATION OF LIABILITY
ARTICLE VIII MISCELLANEOUS